Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Veeva Systems Inc.
(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Plan	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2013 Equity Incentive Plan, as amended and restated	Class A Common Stock, $0.00001 par value per share	457(c)	6,551,130 (2)	$180.72 (3)	$1,183,920,214 (3)	$138.10 per $1,000,000	$163,499.39
Total Offering Amounts						$1,183,920,214
Total Fee Offsets								$—
Net Fee Due						$1,183,920,214		$163,499.39

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock, as applicable.
(2)	Represents shares of Class A Common Stock that were automatically added to the shares reserved for issuance under the Registrant’s 2013 Equity Incentive Plan, as amended and restated.
(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act on the basis of $180.72, the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on March 13, 2026.